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LCNB Corp.

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LCNB CORP.

P.O. Box 59

Lebanon, Ohio 45036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 12, 2005

TO THE SHAREHOLDERS OF LCNB CORP.:

You are cordially invited to attend the annual meeting of the shareholders of LCNB Corp. ("LCNB") to be held on Tuesday, April 12, 2005 at 10:00 a.m. at the principal executive offices of LCNB at 2 North Broadway, Lebanon, Ohio 45036, for the purpose of considering and acting on the following:

1.

Amending Article Four of the Articles of Incorporation to authorize an additional 4,000,000 shares of common stock for a total of 8,000,000 authorized shares of common stock.

2.

Amending Article Four of the Articles of Incorporation to authorize 1,000,000 shares of preferred stock.

3.

Fixing the size of the Board of Directors at ten members.

4.

Electing four Class III directors to serve until the 2008 annual meeting.

5.

Transacting such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 1, 2005 will be entitled to vote at the meeting.

By Order of the Board of Directors

Stephen P. Wilson

President

March 10, 2005

IMPORTANT

A proxy statement and proxy are submitted herewith.  As a shareholder, you are urged to complete and mail the proxy promptly whether or not you plan to attend this annual meeting in person.  The proxy is revocable at any time prior to the exercise thereof by written notice to the company, and shareholders who attend the annual meeting may withdraw their proxies and vote their shares personally if they so desire.

PROXY STATEMENT

LCNB CORP.

P.O. Box 59

Lebanon, Ohio 45036

ANNUAL MEETING OF SHAREHOLDERS

April 12, 2005

INTRODUCTION

The enclosed proxy is solicited by the Board of Directors of LCNB Corp. (also referred to as "LCNB" or the "Company"), in connection with the annual meeting of shareholders to be held at 10:00 A.M. on April 12, 2005 at the principal executive offices of LCNB located at 2 North Broadway, Lebanon, Ohio 45036, or at any adjournments thereof.

The meeting has been called for the following purposes: (i) to amend Article Four of the Articles of Incorporation to authorize an additional 4,000,000 shares of common stock, (ii) to amend Article Four of the Articles of Incorporation to authorize 1,000,000 shares of preferred stock,  (iii) to fix the size of the Board of Directors at ten members, (iv) to elect four Class III directors each for a three year term, and (v) to transact any other business that may properly come before the meeting or any adjournments thereof.

This Proxy Statement and the accompanying notice of meeting are being mailed to shareholders on or about March 10, 2005.

REVOCATION OF PROXIES, DISCRETIONARY

AUTHORITY AND CUMULATIVE VOTING

LCNB Common Stock can be voted at the annual meeting only if the shareholder is represented by proxy or is present in person.  Shareholders who execute proxies retain the right to revoke them at any time.  Unless so revoked, the shares represented by such proxies will be voted at the meeting and all adjournments thereof.  Proxies may be revoked by (i) written notice to the Secretary of LCNB (addressed to LCNB Corp., P.O. Box 59, Lebanon, Ohio 45036, Attention: Secretary); (ii) by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the meeting; or (iii) in open meeting at any time before it is voted.

Proxies solicited by the Board of Directors will be voted in accordance with the directions given therein.  Where no instructions are indicated, properly executed proxies will be voted for the amendment to Article Four of the Articles of Incorporation to increase the shares of common stock and authorize preferred stock, to fix the Board size at ten and the nominees for directors set forth below.  The proxy confers discretionary authority on the persons named therein to vote with respect to (i) the election of any person as a director where the nominee is unavailable or unable to serve, (ii) matters incident to the conduct of the meeting and (iii) any other business that may properly come before the meeting or any adjournments thereof.  At this time it is not known whether there will be cumulative voting for the election of directors at the meeting.  If any shareholder demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion, to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

PERSON MAKING THE SOLICITATION

The enclosed proxy is being solicited by LCNB and the cost of soliciting proxies will be borne by LCNB. In addition to use of the mails, proxies may be solicited personally or by telephone or facsimile by directors, officers and employees of LCNB who will receive no compensation in addition to their regular compensation.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Each of the shares of LCNB common stock (the "Common Stock") outstanding on March 1, 2005, the record date of the meeting, is entitled to one vote on all matters coming before the meeting.  As of March 1, 2005 LCNB had 3,325,249 shares of Common Stock issued and outstanding.  Only shareholders of record on the books of the Company on March 1, 2005 will be entitled to vote at the meeting either in person or by proxy.  The presence at the meeting of at least a majority of the shares, in person or by proxy, will be required to constitute a quorum at the meeting.

Shareholders of LCNB have cumulative voting rights in connection with the election of directors if notice is given to the president, a vice-president or the secretary of LCNB, not less than 48 hours before the time fixed for holding the meeting, that any shareholder desires that the voting be cumulative.  Cumulative voting rights enable a shareholder to cumulate his or her voting power to give one candidate as many votes as the number of directors to be elected multiplied by the number of shares of Common Stock owned by that person, or to distribute his votes on the same principal among two or more candidates as the shareholder sees fit.  If any shareholder demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively, and in their sole discretion, to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

As of December 31, 2004, the wholly-owned subsidiary of LCNB, Lebanon Citizens National Bank (the "Bank"), beneficially owned 14.60% of LCNB's Common Stock through the operations of the Bank's Trust Department.  Besides the interest of the Bank, LCNB is not aware of any person, group or entity beneficially owning more than 5% of LCNB's Common Stock as of March 1, 2005.  Under Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security.

There has been no change in control of LCNB since the date of the holding company conversion in 1999 effected through the merger between LC Interim Bank, a wholly-owned subsidiary of the Company, and the Bank pursuant to which all of the shareholders of the Bank became all of the shareholders of the Company in the same proportion as their prior interests in the Bank.

The following table sets forth, as of December 31, 2004, the ownership of Common Stock by management of LCNB, including (i) the Common Stock beneficially owned by each director, nominee for director and named executive officer of LCNB and (ii) the Common Stock beneficially owned by all officers, directors and nominees for director as a group.

Name, Position(s) of Beneficial Owner or Director	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Common Stock Outstanding
Stephen P. Wilson(2) Chairman, CEO, President	50,976(3)	1.53%
David S. Beckett Director	10,380	0.31%
Robert C. Cropper Director	164,670(4)	4.95%
Marvin E. Young Director	54,550	1.64%
Kathleen Porter Stolle Director, Secretary	26,665(5)	0.80%
George L. Leasure Director, Assistant Secretary	12,460(6)	0.37%
William H. Kaufman Director	35,935(7)	1.08%
James B. Miller(12) Director	2,380(8)	0.07%
Howard E. Wilson(2) (13) Director	80,000(9)	2.40%
Joseph W. Schwarz Director	2,600	0.08%
Rick L. Blossom Director	300	0.01%
D.J. Benjamin Jackson Executive Vice President	16,031(10)	0.48%
Bernard H. Wright, Jr. Executive Vice President	21,706(11)	0.65%
Steve P. Foster Executive Vice President	5,515	0.17%
Eric J. Meilstrup Executive Vice President	166.005%
Leroy F. McKay Executive Vice President	3,240	0.10%
All directors and officers as a group (15 persons)	487,574	14.65%

(1) The Securities and Exchange Commission has defined "beneficial owner" of a security to include any person who has or shares voting power or investment power with respect to any such security or who has the right to acquire beneficial ownership of any such security within 60 days.  The number of shares listed for each person includes shares held in the name of spouses, minor children, certain relatives, trusts or estates whose share ownership under the beneficial ownership rules of the Securities and Exchange Commission is to be aggregated with that of the Director or officer whose share ownership is shown. Includes shares subject to outstanding options which are exercisable by such individuals within 60 days as follows: Stephen P. Wilson, 1,138 shares, D.J. Benjamin Jackson, 631 shares, Bernard H. Wright, Jr., 568 shares, Steve P. Foster, 597 shares, and Eric J. Meilstrup, 86 shares.

(2) Stephen P. Wilson is the son of Howard E. Wilson.

(3) Includes 45,338 shares held jointly with Mr. Wilson’s spouse. Does not include 79,600 shares held as Trustee of revocable grantor trusts created by family members.

(4) Includes 164,670 shares owned by a family Limited Partnership in which Mr. Cropper is a managing partner of which he and his spouse have a beneficial ownership.

(5) Includes 15,200 shares held in an irrevocable trust of which Ms. Stolle is one of several beneficiaries.

(6) Includes 9,860 shares held jointly with Mr. Leasure's spouse and 800 shares owned by Mr. Leasure's spouse.

(7) Includes 15,600 shares held in trust, 8,400 shares held jointly with Mr. Kaufman's spouse, 3,100 shares owned by Mr. Kaufman's spouse, and 760 shares held in trust for Mr. Kaufman's daughter.

(8) Includes 740 shares owned by Mr. Miller's spouse.

(9) Includes 39,800 shares held in a revocable grantor trust and 39,800 shares owned by Mr. Wilson's spouse and also held in a revocable grantor trust.

(10) Includes 3,400 shares held by Mr. Jackson's spouse.

(11) Includes 1,620 shares held by Mr. Wright’s spouse. Does not include 52,800 shares held as Co-Trustee of a charitable trust, 3,000 shares held as Co-trustee of an irrevocable family trust or 1,330 shares held by an investment partnership in which Mr. Wright holds a 10.9% general partnership interest.

(12)  Mr. Miller will retire from the Board with the election of new directors at the 2005 annual meeting.

(13)  Mr. Wilson will retire from the Board with the election of new directors at the 2005 annual meeting.

PROPOSAL 1.   AMENDMENT TO THE ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

On February 7, 2005, LCNB’s Board approved an amendment to the Article Four of the Articles of Incorporation of LCNB, and approved its submission to the shareholders for their approval at the annual meeting.  The proposed amendment to the Articles of Incorporation increases the number of authorized shares of common stock from 4,000,000 to 8,000,000 shares.  The full text of the proposed amendment to Article Four of the Articles of Incorporation is attached as Appendix A to this Proxy Statement.

The proposed amendment to LCNB's Articles of Incorporation would increase the number of shares of common stock which LCNB is authorized to issue from 4,000,000 to 8,000,000.  The additional 4,000,000 would be part of the existing class of common stock presently issued and outstanding.  At March 1, 2005, 3,325,249 shares of common stock were outstanding and of the remaining 674,751 authorized but unissued shares of common stock, LCNB has reserved approximately 100,000 shares pursuant to LCNB's outstanding options.

The Board believes it is desirable to increase the number of shares of common stock LCNB is authorized to issue for the reasons set forth below and to provide LCNB with adequate flexibility in the future. If this proposal is adopted by the shareholders, the increased number of authorized shares of common stock will be available for issuance from time to time for such purposes and consideration as the Board may approve without further shareholder approval, except as such approval is required by applicable law or regulation.  Such purposes may include issuing additional common stock or other securities convertible into common stock in connection with public or private financing transactions, establishing strategic relationships with other companies, acquisitions or other corporate transactions, as well as issuing stock dividends, warrants, stock options and other stock-based incentive or compensation programs.

LCNB wishes to be in the position to take advantage of any opportunities that might present themselves to the Company, and such opportunities for additional issuance could arise at any time.  The availability of additional shares of common stock for issuance, without the delay and expense of obtaining additional shareholder approval, will afford LCNB greater flexibility in acting upon opportunities and transactions, if any, which may arise.

Under Ohio law, the proposed amendment cannot occur unless the shareholders approve the proposed amendment to Article Four of LCNB's Articles of Incorporation by two-thirds majority vote.  Adoption of the proposed amendment and any issuance of additional shares of common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of common stock outstanding, such as dilution of ownership percentages, earnings per share amounts and voting rights of current holders of common stock.  The holders of common stock do not presently have preemptive rights to subscribe for the additional shares of common stock proposed to be authorized.

The proposed amendment to Article Four of LCNB's Articles of Incorporation, if adopted by the required two-thirds majority vote of the shareholders, will become effective on the date on which the Certificate of Amendment by Shareholders to the Articles of Incorporation of LCNB is filed with the Secretary of State of Ohio.

At the present time, LCNB is not aware of any pending or threatened efforts by any third party to obtain control of LCNB, and this proposal is not being made in response to any such efforts.  However the availability for issuance of additional shares of common stock could enable the Board to make more difficult or discourage an attempt to obtain control of LCNB.  For example, the issuance of shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby diluting the interest of a party attempting to obtain control of LCNB and deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by LCNB.

As set forth above, such devices may adversely impact shareholders who desire a change in management and/or the Board or to participate in a tender offer or other sale transaction involving a change in control of LCNB.  While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized common stock is not prompted by any specific effort or takeover threat currently perceived by LCNB's Board.

The affirmative vote of holders of two-thirds majority of shares entitled to vote at the Annual Meeting is required to approve the proposed amendment.  If the amendment is not approved by the shareholders, LCNB's Articles of Incorporation, which authorize the issuance of up to 4,000,000 shares of common stock, will continue in effect.  Proxies will be voted in favor of the following resolution unless otherwise instructed by the shareholders.  The Board of Directors recommends the adoption of the resolution.

The resolution states:

RESOLVED, that Article Four of the Articles of Incorporation be amended to increase the authorized shares of common stock by 4,000,000 shares.

PROPOSAL 2.   AMENDMENT TO THE ARTICLES OF INCORPORATION TO AUTHORIZE  A NEW CLASS OF STOCK

On February 7, 2005, LCNB’s Board approved an amendment to Article Four of the Articles of Incorporation of LCNB, and approved its submission to the shareholders for their approval at the annual meeting.  The proposed amendment to the Articles of Incorporation authorizes 1,000,000 shares of a new class of Preferred Stock.  The full text of the proposed amendment to Article Four of the Articles of Incorporation is attached as Appendix A to this Proxy Statement.

LCNB currently has only one authorized class of capital stock, its Common Stock (no par value per share).  The Board believes that it is advisable to increase LCNB's authorized capital to include a class of Preferred Stock in order to increase LCNB's flexibility to engage in preferred stock financing that the Board believes is favorable to LCNB, or to enter into arrangements that provide for the potential issuance of preferred stock in the future.  Section 1701.69 of the Ohio Revised Code permits the authorization of a class of preferred stock pursuant to which the Board can designate and issue shares in one or more series and can specify, subject to certain limitations, the relative rights and preferences of any series so designated.  Many publicly traded companies have such a class of authorized preferred stock.

The new class of Preferred Stock, if approved, will be issuable in one or more series with such relative rights and preferences (including voting rights, if any) as are specified by the Board at the time of designation or issuance, without further action on the part of LCNB's shareholders.  Future issuances of the shares of the Preferred Stock could have the effect of making it more difficult for a person to acquire control of LCNB and remove management.  LCNB has no current intention to designate or issue any series of the new class of Preferred Stock.

 The affirmative vote of holders of two-thirds majority of shares entitled to vote at the annual meeting is required to approve the proposed amendment.  If the amendment is not approved by the shareholders, LCNB's Articles of Incorporation, which do not contain a class of preferred stock, will continue in effect.  Proxies will be voted in favor of the following resolution unless otherwise instructed by the shareholders.  The Board of Directors recommends the adoption of the resolution.

The resolution states:

RESOLVED, that Article Four of the Articles of Incorporation be amended to authorize 1,000,000 shares of preferred stock.

PROPOSAL 3.  TO ESTABLISH THE SIZE OF THE BOARD OF DIRECTORS

Article Five of LCNB's Articles of Incorporation provides that the number of Directors of the Corporation shall be fixed from time to time in accordance with LCNB's Regulations and may be increased as therein provided, which shall not be less than five and not more than fifteen persons.  The shareholders, pursuant to LCNB's Regulations, previously established the number of directors at ten.  In November, 2004 the Board of Directors increased the size of the Board to eleven members, pursuant to LCNB’s Regulations, and filled the vacancy created by such increase by appointing Rick L. Blossom to the Board.  Currently, the Board has eleven members.  The Board unanimously recommends that the number of Directors of the Corporation be set at ten.

The affirmative vote of holders of a majority of shares entitled to vote at the annual meeting is required to approve the proposed amendment.  If the amendment is not approved by the shareholders, LCNB's  Board will remain at eleven persons.  Proxies will be voted in favor of the following resolution unless otherwise instructed by the shareholders.  The Board of Directors recommends the adoption of the resolution.

The resolution states:

RESOLVED, that the size of the Board of Directors be fixed at ten persons pursuant to LCNB's Regulations.

PROPOSAL 4.   ELECTION OF DIRECTORS

LCNB's Regulations provide that its business shall be managed by a board of directors of not less than five and not more than fifteen persons.  The Board currently has eleven members, but is seeking shareholder approval, set forth above, to again establish the size of the Board at ten persons.  Two directors, Howard E. Wilson and James B. Miller, have indicated that they intend to retire and not stand for election with their class at the 2005 annual meeting.  When the size of the Board was increased to eleven members in November, 2004 Rick L. Blossom was appointed by the Board to fill the vacancy created by such increase.  The Board has nominated one new candidate to stand for election to the Board this year.  LCNB's Regulations divide such directors into three classes as nearly equal in number as possible and set their terms at three years.  A Board of ten directors results in two classes of three members and one with four members.

Assuming that at least a majority of the issued and outstanding Common Shares are present at the meeting so that a quorum exists, the nominees for director of LCNB receiving the most votes will be elected as directors.

The Board of Directors has nominated:

Rick L. Blossom

Steve P. Foster

William H. Kaufman

George L. Leasure

The nominees have been nominated to serve as Class III directors until the 2008 annual meeting of shareholders and until their respective successors are elected and qualified.  Mr. Leasure and Mr. Kaufman have been long-time members of the LCNB Board of Directors.  Mr. Blossom and Mr. Foster are new nominees, and the Board of Directors has nominated each and recommends their election to the Board based upon each nominee’s substantial experience in the financial institutions industry.

Mr. Blossom has spent twenty-three years in the banking and financial institutions industry.  He served as president and chief executive officer of First National Bank of Southwestern Ohio in Hamilton, Ohio and senior vice president of First Financial Bancorp, the parent of First National Bank of Southwestern Ohio.  Mr. Blossom retired from this position in 1999 and joined Second Bancorp, Inc. and Second National Bank of Warren, Ohio where he served as chairman, president and chief executive officer until June 2004 when the company was acquired.  Mr. Blossom currently is managing partner of Reality Check LLC which provides consulting services to financial institutions and other entrepreneurial private enterprises.

Mr. Foster has spent thirty-one years in the banking industry. He has been with LCNB the last twenty-eight years. Since joining the Bank in 1977, Mr. Foster has held various positions in his LCNB career and is presently an Executive Vice President and Chief Financial Officer.

It is intended that common shares represented by the accompanying form of proxy will be voted for the election of the nominees, unless contrary instructions are indicated as provided on the proxy card. (If you do not wish your shares to be voted for particular nominees, please so indicate on the proxy card.) If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board of Directors.  The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.  At this time it is not known whether there will be cumulative voting for the election of directors at the meeting.  If any shareholder properly demands cumulative voting for the election of directors at the meeting, your proxy will give the individuals named on the proxy full discretion and authority to vote cumulatively and in their sole discretion to allocate votes among any or all of the nominees, unless authority to vote for any or all of the nominees is withheld.

The following table sets forth information concerning the nominees for Class III directors of LCNB.

Nominees for Directors

Name	Age	Principal Occupation	Positions Held with LCNB	Director of LCNB or Bank Since	Term to Expire
Rick L. Blossom	57	Consultant	Director	2004	2008
Steve P. Foster	52	Banker	Executive Vice President, Chief Financial Officer	N/A	2008
William H. Kaufman	61	Attorney at Law	Director	1982	2008
George L. Leasure	72	President and Director of Ghent Manufacturing, Inc.	Director, Assistant Secretary	1994	2008

The Board of Directors recommends that shareholders vote for the election of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

To LCNB's knowledge, no director, officer or affiliate of LCNB, owner of record or beneficially of more than 5% of LCNB's Common Stock, or any associate of any such director, officer, affiliate of LCNB or security holder, is an adverse party to LCNB or any of its subsidiaries or has a material interest that is adverse to LCNB or any of its subsidiaries.

The following table sets forth information concerning the directors of LCNB and the executive officers of LCNB.  Included in the table is information regarding each person's principal occupation or employment during the past five years.

Directors and Executive Officers

Name, Age	Principal Occupation	Positions Held with LCNB	Director of LCNB or Bank Since	Term to Expire
Stephen P. Wilson, 54	Banker and President, CEO and Chairman of the Board of the Bank	Director, President, Chairman of the Board	1982	2006
Marvin E. Young, 89	Attorney at Law	Director	1958	2007
Kathleen Porter Stolle, 57	Attorney at Law and President of Elkay Projects, Inc.	Director, Secretary	1994	2007
George L. Leasure, 72	President and Director of Ghent Manufacturing, Inc.	Director, Assistant Secretary	1994	2005
William H. Kaufman, 61	Attorney at Law	Director	1982	2005
Rick L. Blossom, 57	Consultant and previous CEO, President and Chairman of the Board of Second Bancorp, Inc. and Second National Bank of Warren, Ohio	Director	2004	2005
James B. Miller, 78	Private investor and farmer	Director	1980	2005
Howard E. Wilson, 77	Retired (former CEO and Chairman of the Board of the Bank)	Director	1968	2005
Robert C. Cropper, 64	Private investor; retired Director and Vice President of Ralph J. Stolle Co.	Director	2000	2006
David S. Beckett, 33	President and Director of Dakin Insurance Agency, Inc.	Director	2000	2006
Joseph W. Schwarz, 69	Real Estate Developer	Director	2004	2007
D.J. Benjamin Jackson, 57	Banker	Executive Vice President, Senior Lending Officer	NA	NA
Bernard H. Wright, Jr., 56	Banker	Executive Vice President, Trust Officer	NA	NA
Steve P. Foster, 52	Banker	Executive Vice President, Chief Financial Officer	NA	NA
Eric J. Meilstrup, 37	Banker	Executive Vice President, Cashier	NA	NA
Leroy F. McKay, 53	Banker	Executive Vice President, Trust Officer	NA	NA

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LCNB has engaged and intends to continue to engage in the lending of money through the Lebanon Citizens National Bank (the "Bank"), its wholly-owned subsidiary, to various directors and officers of the Company.  These loans to such persons were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with other persons and did not involve more than a normal risk of collectibility or other unfavorable features.

In addition to those banking transactions conducted in the ordinary course, the following related transactions were conducted.  Each of these transactions was made on terms similar to those that could have been negotiated with an unaffiliated third party.

The Bank retained the law firm of Kaufman & Florence during 2004 for legal services in connection with various matters arising in the course of the Bank's business.  William H. Kaufman is a partner in Kaufman & Florence.  Additionally, customers of the Bank are charged for certain legal services provided by Mr. Kaufman's firm in the preparation of various documents.  The Bank contemplates using Mr. Kaufman's firm in the future on similar terms, as needed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires LCNB's officers and directors and persons who own more than 10% of a registered class of LCNB's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% shareholders are required to furnish LCNB with copies of all Section 16(a) forms they file. During 2004, Kathleen Porter Stolle inadvertently filed Form 4, reporting change of ownership, past the due date for such filings. Based solely on LCNB’s review of the section 16(a) forms received by it and by statements of officers and directors concerning their compliance with the applicable filing requirements and with the exception of Kathleen Porter Stolle, the officers, directors and greater than 10% beneficial owners of LCNB have complied with all applicable filing requirements.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

In the fiscal year ended December 31, 2004 the Board of Directors met on 10 occasions. The directors attended at least 94% of such meetings.  Directors do not receive any compensation from LCNB for their service on the Board of Directors of LCNB. Each director of LCNB also serves as a director of Lebanon Citizens National Bank of Lebanon Ohio, the banking subsidiary of LCNB, which meets on a weekly basis, for which each is compensated at a rate of $1,300.00 per month.

The Company has an Audit Committee that serves in a dual capacity as the Audit Committee of the Bank. The members of the Audit Committee are Robert C. Cropper, George L. Leasure, James B. Miller, and Rick L. Blossom. The Audit Committee met a total of 10 times in 2004.  All of the members of the Audit Committee are independent directors. Mr. Blossom serves as the financial expert as defined by the Sarbanes-Oxley Act. The Audit Committee is responsible for engaging independent auditors, reviews with the independent auditors the plans and results of the audit, and reviews the adequacy of the Bank's internal accounting controls. The Board of Directors of the Company have adopted a written charter for the Audit Committee.

The Bank also has a Building Committee, Appraisal Committee, Nominating Committee, Trust Committee, Bond Committee, Pension Committee, and Loan Committee.  The Building Committee, Appraisal Committee, Nominating Committee, Trust Committee, Bond Committee, Pension Committee, and Loan Committee each meet as needed. The Building Committee reviews the facility needs and repair and improvement issues of the Bank and its branch and other office buildings.  The members of the Building Committee are Stephen P. Wilson, Howard E. Wilson, David S. Beckett, and William H. Kaufman.  The Appraisal Committee reviews the appraisals conducted by the Bank's real estate appraisers to insure that the appraisals are consistent and accurate.  The members of the Appraisal Committee are Stephen P. Wilson, D.J. Benjamin Jackson and Timothy Sheridan.  The Trust Committee reviews the various trusts accepted by the Trust Department of the Bank, reviews trust investments and advises the trust officers in department operations.  The members of the Trust Committee are Stephen P. Wilson, Howard E. Wilson, Kathleen Porter Stolle, Marvin E. Young, Bernard H. Wright, Jr., Leroy F. McKay, Joseph W. Schwarz, S. Diane Ingram, Melanie K. Crane, and Steve P. Foster.  The Bond Committee reviews the adequacy of the Bank's blanket bond coverage and recommends any changes in coverage to the Board of Directors of the Bank.  The Bond Committee consists of the entire Board of Directors of the Bank. The Pension Committee reviews the Bank’s defined benefit pension plan. The members of the Pension Committee are Stephen P. Wilson, Howard E. Wilson, Marvin E. Young, and Steve P. Foster. The Loan Committee reviews the lending procedures of the Bank and reviews and approves requests for loans in excess of the established lending authority of the officers of the Bank.  The Loan Committee consists of the entire Board of Directors of the Bank.

The Nominating Committee consists of the independent directors: Robert C. Cropper, Marvin E. Young, Kathleen Porter Stolle, George L. Leasure, James B. Miller,  Joseph W. Schwarz, and Rick L. Blossom.  The Nominating Committee does not have a charter.  Decisions concerning nominees for the Board of Directors will be made by the nominating committee and ratified by the entire Board. The Board has not adopted a policy with respect to minimum qualifications for board members.  However, in making its nominations, the committee considers, among other things, an individual's business experience, industry experience, financial background, breadth of knowledge about issues affecting the Company, time available for meetings and consultation regarding Company matters and other particular skills and experience possessed by the individual.

Historically, the Company has not engaged third parties to assist in identifying and evaluating potential nominees, but would do so in those situations where particular qualifications are required to fill a vacancy and the Board’s contacts are not sufficient to identify an appropriate candidate.

The Company has not received director candidate recommendations from its shareholders and, as such, does not have a formal policy regarding consideration of such recommendations.  However, any recommendations received from shareholders will be evaluated in the same manner that potential nominees suggested by Board members are evaluated. The Company does not intend to treat shareholder recommendations in any manner different from other recommendations.  Shareholders may send director nomination recommendations to Stephen P. Wilson at P.O. Box 59, Lebanon, Ohio 45036.

The Bank has a designated compensation committee. This committee consists of the independent directors of the Bank: Robert C. Cropper, Marvin E. Young, Kathleen Porter Stolle, George L. Leasure, James B. Miller, Joseph W. Schwarz, and Rick L. Blossom. The committee makes compensation recommendations to the Board of Directors for consideration.

SHAREHOLDER COMMUNICATION WITH BOARD MEMBERS

The Company maintains contact information, both telephone and email, on its website under the heading “Contact LCNB.”  By following the Contact link, a shareholder will be given access to the Company’s toll-free telephone number and mailing address as well as a link to the Corporate email address for providing email correspondence.  Communications sent to that Corporate email address and specifically marked as a communication for the Board will be forwarded to the Board or specific members of the Board as directed in the shareholder communication.  In addition, communications received via telephone for the Board of Directors are forwarded to the Board by an officer of the Company.  In addition, shareholders may send communications to the Board or any of its members by sending such communications to the Company, c/o Secretary at P.O. Box 59, Lebanon, Ohio 45036.

CODE OF ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers, employees and a Code of Ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer and Controller. These codes of ethics are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is composed of four independent directors.  The responsibilities of the Audit Committee are set forth in the revised charter of the Audit Committee which was adopted by the Board of Directors of the Company on February 17, 2004.  The Audit Committee, among other matters, is responsible for the annual appointment and supervision of the independent public accountants, and reviews the arrangements for and the results of the auditors’ examination of the Company’s books and records and auditors’ compensation.  The Audit Committee reviews the Company’s accounting policies, internal control procedures and systems and compliance activities.  The Audit Committee also reviews the charter of the Audit Committee.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management.  The committee has also reviewed and discussed with J.D. Cloud & Co. LLP ("J.D. Cloud") their independence as auditors, as required to be discussed by SAS 61, as it may be modified or supplemented.

The Audit Committee also has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), as may be modified or supplemented, and, as required, has discussed with J.D. Cloud its independence.

Based on the foregoing discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

This report has been submitted by the Audit Committee:

Rick L. Blossom

Robert C. Cropper

George L. Leasure

James B. Miller

MARKET PRICE OF STOCK AND DIVIDEND DATA

LCNB had approximately 655 registered holders of its Common Stock as of December 31, 2004.  The number of shareholders includes banks and brokers who act as nominees, each of whom may represent more than one shareholder.  The Common Stock is currently traded on the Nasdaq Over-The-Counter Bulletin Board service under the symbol “LCNB”.  Several market-makers facilitate the trading of the shares of Common Stock.  Trade prices for shares of LCNB Common Stock, reported through registered securities dealers, are set forth below.  Trades have occurred during the periods indicated without the knowledge of LCNB.  The trade prices shown below are interdealer without retail markups, markdowns or commissions. Prices have been restated to reflect a 100% stock dividend, which was accounted for as a stock split, paid on April 30, 2004.

2004	High	Low
First Quarter	$36.25	$34.53
Second Quarter	40.00	35.25
Third Quarter	40.00	36.00
Fourth Quarter	38.90	37.00

2003	High	Low
First Quarter	$27.50	$24.75
Second Quarter	29.25	26.00
Third Quarter	42.50	29.00
Fourth Quarter	38.00	32.63

The following table presents cash dividends per share declared and paid in the periods shown.

Amounts have been restated to reflect the 100% stock dividend referred to above.

	2004	2003
First Quarter	$0.275	$0.2625
Second Quarter	0.280	0.2625
Third Quarter	0.280	0.2625
Fourth Quarter	0.280	0.2750

Total	$1.115	$1.0625

It is expected that LCNB will continue to pay dividends on a similar schedule, to the extent permitted by business and other factors beyond management’s control. LCNB depends on dividends from its subsidiaries for the majority of its liquid assets, including the cash needed to pay dividends to its shareholders. National banking law limits the amount of dividends the Bank may pay to the sum of retained net income, as defined, for the current year plus retained net income for the previous two years. Prior approval from the Office of the Comptroller of the Currency, the Bank’s primary regulator, would be necessary for the Bank to pay dividends in excess of this amount. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines. Management believes the Bank will be able to pay anticipated dividends to LCNB without needing to request approval.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table summarizes, for the fiscal years indicated, all annual compensation earned by or granted to the Company's Chief Executive Officer and the most highly compensated executive officers whose salary exceeds $100,000, for all services rendered to the Company in all capacities (the "named executives"). The named executives are employees of the Bank, except Mr. Beckett, who is President of Dakin Insurance Agency.  The Bank and Dakin Insurance are wholly-owned subsidiaries of LCNB.  This table reflects annual compensation earned by each of the named executives as a result of their service to LCNB, the Bank, or the Dakin Insurance Agency.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Comp. (1)	Rest. Stock Award	Securities Underlying Options/SAR (#)	LTIP Payouts	All Other Compensation
Stephen P. Wilson, Chairman, President and Chief Executive Officer	2004 2003 2002	$201,000 $196,000 $190,000	$30,855 $29,450 $25,466	$108,824(2) $90,662 $86,785	NA NA NA	1,410 2,140 NA	NA NA NA	NA NA NA
D.J. Benjamin Jackson, Executive Vice President	2004 2003 2002	$114,650 $109,650 $105,650	$16,997 $16,376 $15,600	$25,168(3) $19,871 $23,248	NA NA NA	776 1,190 NA	NA NA NA	NA NA NA
Bernard H. Wright, Jr., Executive Vice President	2004 2003 2002	$104,000 $99,100 $95,100	$15,360 $14,741 $13,965	$27,135(3) $24,452 $29,505	NA NA NA	700 1,072 NA	NA NA NA	NA NA NA
Steve P. Foster, Executive Vice President	2004 2003 2002	$109,000 $104,000 $100,000	$16,120 $15,500 $13,144	$30,525(3) $27,419 $28,340	NA NA NA	736 1,126 NA	NA NA NA	NA NA NA
David S. Beckett, President, Dakin Insurance Agency	2004 2003 2002	$98,846 $90,075 $81,472	$9,171 $9,335 $5,852	$3,843(4) $22,673 $24,910	NA NA NA	NA NA NA	NA NA NA	NA NA NA

(1)

Other Annual Compensation includes amounts for health and long-term disability insurance and Dakin Insurance Directors’ fees for the named executives.

(2)

Includes amounts paid to Mr. Wilson for: Bank Directors’ fees of $13,860; Defined Benefit Pension Plan of $26,769; Supplemental Retirement Plan of $33,862; personal use of a vehicle owned by the Bank of $4,230; and interest paid on a Deferred Compensation Plan of $24,646.

(3)

Includes amounts paid to Mr. Jackson, Mr. Wright, and Mr. Foster for the Defined Benefit Pension Plan of $12,299, $10,238 and $13,169 respectively and interest paid on a Deferred Compensation Plan of $9,335, $11,793 and $13,709 respectively.

(4)

Includes amounts paid to Mr. Beckett for Bank Directors’ fees of $13,860; and Defined Benefit Pension Plan of $3,632.

Option Grants in Last Fiscal Year

Individual Grants

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation
						For Option Term (1)
Name	Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Price ($/Share)	Exercise Expiration Date	Grant Date Present Value ($)	5%($)	10%($)
Stephen P. Wilson	1,410	34.78%	$35.32	2/02/2014	$49,801.20	$31,320.33	$79,370.31
D.J. Benjamin Jackson	776	19.14%	$35.32	2/02/2014	$27,408.32	$17,237.29	$43,681.82
Bernard H. Wright, Jr.	700	17.27%	$35.32	2/02/2014	$24,724.00	$15,549.10	$39,403.70
Steve P. Foster	736	18.15%	$35.32	2/02/2014	$25,995.52	$16,348.77	$41,340.18
Eric J. Meilstrup	432	10.66%	$35.32	2/02/2014	$15,258.24	$9,596.02	$24,317.71

(1)

The Potential Realizable Value is calculated based on the fair market value of the Common Stock on the date of grant, which is equal to the exercise price of options granted in fiscal year 2004, assuming that the stock appreciates in value from the date of grant until the end of the option term at the specified annual rates (5% and 10%).  Potential Realizable Value is net of the option exercise price.  The assumed rates of appreciation are specified in rules of the SEC, and do not represent the Company’s estimate or projection of future stock price.  Actual gains, if any, resulting from stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock, overall stock market conditions, as well as the option holders’ continued employment through the exercise/vesting period.  There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Options Values

Name	Total Exercised (#)	Realized Value ($)	Exercisable (#)	Non Exercisable (#)	Exercisable Value ($)	Non Exercisable Value ($)
Stephen P. Wilson	0	0	428	3,122	$16,606.40	$121,133.60
D.J. Benjamin Jackson	0	0	238	1,728	$9,234.40	$67,046.40
Bernard H. Wright, Jr.	0	0	214	1,558	$8,303.20	$60,450.40
Steve P. Foster	0	0	225	1,637	$8,730.00	$63,515.60
Eric J. Meilstrup	0	0	0	432	$0.00	$16,761.60

Defined Benefit Plan Disclosure

In 1954, the Bank adopted the Lebanon Citizens National Bank Employees Pension Plan that has been amended from time to time to comply with changes in the law (the "Plan").  The Plan is a defined benefit plan that is available to substantially all of the salaried employees of the Bank.  An employee is eligible to participate in the Plan on the July 1st after the attainment of age 21, the completion of 12 months of service, and the completion of at least 1,000 hours of service to the Bank.  Participants are eligible for normal retirement after age 65 or the completion of five years of participation in the Plan, whichever is later.  Participants may elect early retirement upon reaching age 60.  The Plan provides a monthly retirement benefit to Bank employees upon retirement in an amount equal to 50% of the participant's average monthly compensation, reduced proportionately if the participant has less than 15 years of service at the age 65.  A participant's average monthly compensation is based on the five consecutive years of a participant's employment with the Bank that produce the highest monthly average.  Benefits are not reduced by Social Security payments or by payments from other sources and are payable in the form of a life annuity (ten years certain).  Stephen P. Wilson has 30 years of service under the Plan.  D.J. Benjamin Jackson has 31 years of service under the Plan. Bernard H. Wright, Jr. has 28 years of service under the Plan. Steve P. Foster has 28 years of service under the Plan. David S. Beckett has 6 years of service under the Plan. The following table reflects the estimated annual benefits payable to an employee based upon the average annual compensation levels and years of service.

Average Annual Compensation	Years of Service at Age 65(2)
	10	15	20	25	30
$50,000	$16,667	$25,000	$25,000	$25,000	$25,000
$75,000	$25,000	$37,500	$37,500	$37,500	$37,500
$100,000	$33,333	$50,000	$50,000	$50,000	$50,000
$125,000	$41,667	$62,500	$62,500	$62,500	$62,500
$150,000	$50,000	$75,000	$75,000	$75,000	$75,000
$175,000 $200,000	$58,333 $66,667	$87,500 $100,000	$87,500 $100,000	$87,500 $100,000	$87,500 $100,000
$205,000(1)	$68,333	$102,500	$102,500	$102,500	$102,500

(1)

The maximum annual compensation under Internal Revenue Code Section 401(a)(17) for 2004 is $205,000.  Annual compensation in excess of the limitation defined in Section 401(a)(17) is not included in determining average annual compensation for benefit purposes.  The annual compensation limit is subject to annual adjustments based on changes in the Consumer Price Index.

(2)

In the event a participant has a date of employment with the Bank after 2001, the benefit is reduced proportionately for years of service, at age 65, less than 30.

The Bank also maintains a supplemental retirement plan for the Chief Executive Officer.  Stephen P. Wilson will receive an estimated annual benefit of $92,028.00 upon retirement at the normal retirement age.  Monthly benefits are determined by calculating 2½% of the executive’s highest monthly average compensation and multiplying that sum by the lesser of the executive’s years of service or ten. This benefit is paid in 120 monthly payments.

Equity Compensation Plan Information

The following table summarizes share and exercise price information about LCNB’s equity compensation plans as of March 10, 2005.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities remaining available for future issuance under any equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	9,582 shares	$30.049	90,418 shares
Equity compensation plans not approved by security holders	NA	NA	NA
Total	9,582 shares	$30.049	90,418 shares

Board of Directors of the Bank Report on Executive Compensation

LCNB has no direct employees.  All officers and other persons performing services for LCNB are employees of the Bank.  The Board of Directors of the Bank (the "Bank Board") is responsible for developing the Bank's executive compensation principles, policies and programs, including the compensation to be paid to the Chief Executive Officer and the amount paid to each of the other executive officers of the Company and the Bank, including the other named executives.  Stephen P. Wilson, the Chief Executive Officer and President of both the Bank and the Company, participates in the deliberations of the Bank Board concerning executive officer compensation.

The Bank's compensation programs are designed to provide its executive officers with market competitive salaries and the opportunity to earn incentive compensation related to performance expectations identified by the Bank Board.  The objectives of the Bank's executive compensation program are to:

(a)

Provide a direct link between executive officer compensation and the interests of LCNB, the Bank's sole shareholder, and LCNB's shareholders by making a portion of executive officer compensation dependent upon the financial performance of the Company and the Bank;

(b)

Support the achievement of the Bank's annual and long-term goals and objectives as determined annually by the Bank Board;

(c)

Establish base salaries targeted at a median level for comparable positions within a comparison group of companies in the banking industry (the "Comparison Group"), with incentive opportunities designed to pay total compensation that are above average for outstanding Bank performance; and

(d)

Provide compensation plans and arrangements that encourage the retention of better-performing executives.

The Bank's executive compensation policies seek to provide an opportunity for compensation that varies with performance and which compares favorably to levels provided to executives within the Comparison Group.

The Bank Board seeks to set base salaries for the Company's and the Bank's executive officers at levels which are competitive with median levels for executives with similar roles and responsibilities within the Comparison Group.  In setting annual salaries for individuals, the Bank Board first considers the compensation paid for similar positions in the banking industry and the executive's experience, level and scope of responsibility as a benchmark reference.  The Bank Board then considers the individual performance of the executive measured against the Bank Board's expectations in developing its salary increase recommendations.

The compensation of executive officers of the Company and the Bank includes (i) base salary, (ii) annual cash bonuses, and (iii) other annual compensation in the form of fringe benefits such as use of a vehicle.  Executive officers also receive various benefits generally available to all employees of the Company, such as participation in a defined benefit plan and medical plans.

The Board of Directors of Lebanon Citizens National Bank:

Stephen P. Wilson	Robert C. Cropper	William H. Kaufman	Howard E. Wilson
George L. Leasure	Rick L. Blossom	Marvin E. Young	James B. Miller
Kathleen Porter Stolle	Joseph W. Schwarz	David S. Beckett

PERFORMANCE GRAPH

The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with the Nasdaq Composite and the SNL Midwest OTC-BB and Pink Sheet Banks. This graph covers the period from December 31, 1999 through December 31, 2004.  The cumulative total shareholder returns included in the graph for December 31, 2000, December 31, 2001, December 31, 2002, December 31, 2003, and December 31, 2004 reflect the returns for the shares of common stock of LCNB.  The information provided in the graph assumes that $100 was invested on December 31, 1999 in LCNB common stock, the Nasdaq Composite and the SNL Midwest OTC-BB and Pink Sheet Banks and that all dividends were reinvested.

[Graph attached as PDF]

INDEPENDENT PUBLIC ACCOUNTANTS

The principal accountant selected by the Audit Committee for the current year is J.D. Cloud & Co., LLP, 1100 Mercantile Center, 120 East Fourth Street, Cincinnati, Ohio.  A representative of the principal accountant will be present at the Annual Shareholders Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by J.D. Cloud for professional services rendered for the audit of the Company's financial statements and the review of the 10-K for the fiscal year 2004 were $78,000.00 and were $65,300.00 for fiscal year 2003.

Audit Related Fees

The aggregate fees billed by J.D. Cloud for assurance and related services that are reasonably related to the performance of the audit of the Company’s financial statements and not reported under “Audit Fees” were $9,945.00 for fiscal year 2004 and were $14,711.00 for fiscal year 2003. Audit related fees consist of employee benefit plan audits, and accounting research/consultation services in fiscal year 2004, and employee benefit plan audits, electronic data processing controls review, and accounting consultation services in fiscal year 2003.

Tax Fees

The aggregate fees billed by J.D. Cloud for professional services rendered for tax services, were $17,275.00 for fiscal year 2004 and were $15,650.00 for fiscal year 2003. Tax fees consist of $14,000.00 for Federal, state and local income and franchise tax return preparation and $3,275.00 for other returns and miscellaneous consulting for fiscal year 2004.  Tax fees consist of compliance services of $13,500.00 and $1,750.00 in consulting for fiscal year 2003.

All Other Fees

The aggregate fees billed by J.D. Cloud for all other services not included in "Audit Fees," "Audit-Related Services" or "Tax Fees" were $14,000.00 for fiscal year 2004 and were $15,250.00 for fiscal year 2003. All other fees were for the trust department fiduciary attestation engagement in fiscal year 2004, and the trust department fiduciary attestation engagement and for internal audit transition assistance in fiscal year 2003.

As required by the Sarbanes-Oxley Act of 2002, the Audit Committee is responsible for the approval of all audit and permitted non-audit services performed by the independent public accountants for the Company.  The entire Audit Committee determines whether to approve such services and, therefore, no other pre-approval policies or procedures are currently in place.  The Audit Committee approved 100% of the audit and permitted non-audit services performed by J.D. Cloud.  The Audit Committee has considered and ultimately determined that the provision of any of the non-audit or other services provided by J.D. Cloud to the Company is compatible with maintaining J.D. Cloud’s independence.

2006 ANNUAL MEETING

In order for any shareholder proposals for the 2006 annual meeting of shareholders to be eligible for inclusion in the Company's proxy statement relating to that meeting to be presented for shareholder action at that meeting, they must be received by the Secretary of the Company at P.O. Box 59, Lebanon, Ohio 45036, prior to November 10, 2005.  The form of proxy distributed by the Company with respect to the 2006 annual meeting of shareholders may include discretionary authority to vote on any matter which is presented to the shareholders at the meeting (other than management) if the Company does not receive notice of that matter at the above address prior to January 24, 2006.

OTHER MATTERS

The Board of Directors does not know of any other business to be presented at the meeting and does not intend to bring other matters before the meeting.  However, if other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

By Order of the Board of Directors

Stephen P. Wilson

Chairman, President and Chief Executive Office

PROXY CARD

LCNB CORP.

P.O. Box 59

Lebanon, Ohio 45036

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints W. Jean Bell, E. James Cochran and Keith C. Nixon, and each of them, with full power of substitution, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of LCNB Corp. which the undersigned is entitled to vote at the annual meeting of the shareholders of said Company scheduled to be held on April 12, 2005 at 10:00 a.m. at 2 North Broadway, Lebanon, Ohio or at any adjournments or recesses thereof.

Please mark X in the appropriate box.  The Board of Directors recommends a FOR vote on the proposals.

1.

Proposal 1. Amendment to the Articles of Incorporation to increase the amount of authorized shares of common stock.

RESOLVED, that Article Four of the Articles of Incorporation be amended to increase the authorized shares of common stock by 4,000,000 shares.

[____]  FOR

[____]  AGAINST

[____]  ABSTAIN

2.

Proposal 2. Amendment to the Articles of Incorporation to authorize a class of preferred stock.

RESOLVED, that Article Four of the Articles of Incorporation be amended to authorize 1,000,000 shares of preferred stock.

[____]  FOR

[____]  AGAINST

[____]  ABSTAIN

3.

Proposal 3. To establish the size of the Board of Directors.

RESOLVED, that the size of the Board of Directors be fixed at ten persons pursuant to LCNB's Regulations.

[____]  FOR

[____]  AGAINST

[____]  ABSTAIN

4.

Proposal 4. Election of Directors.   The nominees for Class III Directors to serve a three-year term and until their successors are elected and qualified are:

George L. Leasure

William H. Kaufman

Rick L. Blossom

Steve P. Foster

[____]

FOR all nominees

[____]

WITHHOLD AUTHORITY for all nominees

[____]

WITHHOLD AUTHORITY for one or more of the nominees listed in the space provided below:

________________________________________________________________________

5.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted FOR the election of Directors.

ALL FORMER PROXIES ARE HEREBY REVOKED.

_______________________________

(Signature of shareholder)

_______________________________

(Signature of shareholder)

(Please sign exactly as your name appears hereon. All joint owners should sign.  When signing in a fiduciary capacity or as a corporate officer, please give your full title as such)

Dated: _______________, 2005

Please mark, sign, date and mail this proxy in the envelope provided.

APPENDIX A

If approved, Article Four of the Articles of Incorporation would be amended to read as follows:

FOURTH:

(A)

The maximum number of Common Stock which the Corporation is authorized to have outstanding is Eight Million (8,000,000) shares, all of which shall be without par value.

(B)

The maximum number of Preferred Stock which the Corporation is authorized to have outstanding is One Million (1,000,000) shares, all of which shall be without par value.  The Board of Directors is hereby authorized, subject to the limitations prescribed by law or the provisions of this Article Four, by filing articles of amendment pursuant to the applicable laws of the State of Ohio, to provide for the issuance of shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each series and the fix the designations, powers and preferences and rights of the shares of each such series and qualifications, limitations or restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

(i)

the number of shares constituting that series and the distinct designation of that series;

(ii)

the dividend rate, if any, on such shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

(iii)

whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)

whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for the adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)

whether the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, including the date or dates upon or after which they shall be redeemable or exchangeable, and the amount per share payable in case of redemption or exchange, which amount may vary under different conditions and at different redemption or exchange rates;

(vi)

whether that series shall have a sinking fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)

any other relative rights, preferences and limitations of that series.